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                                                                   EXHIBIT 10.13


                              EMPLOYMENT AGREEMENT


                  AGREEMENT made as of January 28, 1999, by and between New World Pasta Company, a Delaware corporation (the "Company"), and C. Mickey Skinner (the "Executive").

                  WHEREAS, Hershey Foods Corporation, a Pennsylvania corporation ("Hershey"), the Company and New World Pasta, LLC, a Delaware limited liability company ("New World"), have entered into a Recapitalization Agreement dated as of December 15, 1998, as amended (the "Recapitalization Agreement");

                  WHEREAS, pursuant to the Recapitalization Agreement, prior to or at the closing of the transactions contemplated thereby, Hershey has, among other things, (i) transferred, or caused to be transferred, certain assets, subject to certain liabilities, to the Company and (ii) caused the Company to be recapitalized (collectively, the "Transactions"), all in accordance with the terms and conditions set forth in the Recapitalization Agreement;

                  WHEREAS, the Company desires that Executive serve as the Chair man of the Board of Directors ("Chairman") and Chief Executive Officer ("CEO") of the Company upon consummation of the Transactions, and Executive desires to hold such positions under the terms and conditions of this Agreement; and

                  WHEREAS, the Board of Directors of the Company (the "Company Board") has approved and authorized the Company to enter into this Agreement with Executive.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                  1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.




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         2. Term.

                  (a) Subject to Section 13 hereof, the initial term of employment by the Company of Executive pursuant to this Agreement (the "Initial Term") is for a period commencing on the date hereof and terminating on the third anniversary thereof (the "Initial Termination Date").

                  (b) Not later than 180 days prior to the Initial Termination Date, and provided that the Agreement has not been earlier terminated pursuant to Section 13 hereof, Executive shall be entitled, by written notice to the Company, to extend the Initial Term for an additional two (2) year period (the "Renewal Term") commencing on the Initial Termination Date on a full-time or a part-time basis, such election to be set forth in such notice. The Initial Term, as may be extended pursuant to this Section 2(b) or earlier terminated is referred to herein as the "Term."

         3. Position.

                  (a) During the Initial Term and, in the event that Executive elects pursuant to Section 2 hereof to be employed on a full-time basis during the Renewal Term, Executive shall serve as the Chairman and CEO of the Company, supervising the conduct of the business and affairs of the Company and performing such other duties as the Company Board shall determine.

                  (b) During the Renewal Term and, in the event that Executive elects pursuant to Section 2 hereof to be employed on a part-time basis, Executive shall serve as Chairman of the Company Board, and in such other capacity as the Company Board in its discretion, shall determine.

         4. Duties.

                  (a) During the Initial Term and, in the event that Executive elects pursuant to Section 2 hereof to be employed on a full-time basis during the Renewal Term, Executive shall devote such time and attention to his duties as are commensurate with his responsibilities as Chairman and CEO of the Company.

                  (b) During the Renewal Term, in the event that Executive elects pursuant to Section 2 hereof to be employed on a part-time basis, Executive shall devote such time and attention to the business and affairs of the Company as shall be agreed upon by Executive and the Company Board.


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                  (c) Executive may, to the extent feasible and consistent with the terms of this Agreement, perform his services to the Company in Florida

         5. Salary and Bonus.

                  (a) During the Initial Term and, in the event that Executive elects pursuant to Section 2 hereof to be employed on a full-time basis during the Renewal Term, the Company shall pay to Executive a base salary at the rate of $400,000 per year (the "Base Salary"), subject to adjustments pursuant to the terms of Section 5(c) hereof.

                  (b) During the Renewal Term, in the event that Executive elects pursuant to Section 2 hereof to be employed on a part-time basis, the Company shall pay to Executive a base salary at the rate of $250,000 per year (the "Part-Time Base Salary"), subject to adjustments pursuant to the terms of
Section 5(c) hereof.

                  (c) Commencing on the first anniversary hereof and on or prior to each anniversary hereof during the Term, the Company Board or the Compensation Committee of the Company Board (the "Compensation Committee") shall review the Base Salary or the Part-Time Base Salary, as applicable, annually and shall adjust the Base Salary or Part-Time Base Salary, as applicable, based upon performance and merit. The Base Salary or Part-Time Base Salary, as applicable, shall be payable to Executive in substantially equal installments in accordance with the Company's normal payroll practices, but in no event less often than semi-monthly.

                  (d) For the Company's fiscal year ending December 31, 1999, and for each fiscal year during the Term thereafter, Executive shall be eligible to receive an annual cash bonus equal to up to fifty percent (50%) of his Base Salary or Part-Time Base Salary, as applicable, subject to the terms of a Bonus Compensation Plan to be approved by the Board or the Compensation Committee.

                  (e) In the event of a material acquisition by the Company of assets or stock of one or more companies, whether by merger or otherwise (an "Acquisition"), the Executive and the Company shall negotiate in good faith an adjustment of the Executive's compensation hereunder such that Executive's compensation, as adjusted, is commensurate with his duties and responsibilities after giving effect to the Acquisition.


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         6. Equity Interest in the Company. On or promptly after the Closing
Date, the Company will establish a stock option plan (the "Plan") substantially in the form of Exhibit A hereto pursuant to which the Company may grant to employees of the Company options to purchase up to 910,166 shares of common stock of the Company. Pursuant to the Plan and subject to the terms of the stock option agreement between Executive and the Company, substantially in the form of Exhibit B hereto, the Company shall grant Executive options to purchase an aggregate of 111,111 shares of such common stock with an exercise price of $10 per share and an aggregate of 59,102 shares of such common stock with an exercise price of $73.50 per share. The Company shall cause its principal stockholders to enter into an agreement with the Executive substantially in the form of Exhibit C hereto providing for certain payments to the Executive with respect to the preferred stock of the Company.

         7. Vacation, Holidays and Sick Leave. During the Term, Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers, which policies shall provide Executive with benefits no less favorable than those provided to any other senior executive officer of the Company; it being understood that holidays and sick leave provided by the Company shall be no less favorable in the aggregate than those provided by the Hershey Pasta Group.

         8. Business Expenses. Executive shall be reimbursed for all reasonable and necessary business expenses incurred by (i) him in connection with his employment (including, without limitation, expenses for first-class air travel on all Company business) and (ii) his spouse in connection with her accompaniment of Executive on business trips where it is customary for Executive's spouse to attend, in each case, upon timely submission by Executive of receipts and other documentation as required by the Internal Revenue Code of 1986, as amended (the "Code"), and in accordance with the Company's normal expense reimbursement policies.

         9. Health, Welfare and Pension Benefits. During the Term, Executive and eligible members of his family shall be eligible to participate fully in all (i) health and dental benefits and insurance programs; (ii) life and short- and long-term disability benefits and insurance programs and (iii) pension and retirement benefits, all as available to senior executive officers of the Company generally, which benefits (excluding all retirement plans other than Section 401(k) savings plans) shall be no less favorable in the aggregate than those similar benefits available


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to senior executives of Hershey Pasta Group provided the cost of all such benefits are within the pro forma budget of the Company at the closing of the Transactions.

         10. Membership Dues; Tax Returns; etc. During the Term, the Company shall reimburse Executive for (i) annual membership dues and assessments at one country club of Executive's choice not to exceed $12,000 per year (increased annually by the increase in the Consumer Price Index for the preceding year),
(ii) the cost of annual personal income tax return preparation in an amount not to exceed $2,000 per year and (iii) an annual physical.

         11. Car Allowance. During the Term, the Executive shall be entitled to an allowance of $1200 per month, for an automobile to be used by Executive in conducting or promoting business for the Company.

         12. D&O Coverage. During the Term, the Company shall maintain directors and officers liability insurance for its directors and officers, in such amounts as the Company Board believes is reasonably necessary.

         13. Termination of Agreement. The employment by the Company of Executive pursuant to this Agreement shall not be terminated prior to the end of the then applicable Term, except as set forth in this Section 13.

                  (a) By Mutual Consent. The employment by the Company of Executive pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and Executive.

                  (b) Death. The employment by the Company of Executive pursuant to this Agreement shall be terminated upon the death of Executive, in which event Executive's spouse or heirs shall receive the (i) Executive's Base Salary or Part-Time Base Salary, as applicable, and benefits to be paid or provided to Executive under this Agreement through the Date of Termination and (ii) the Base Salary or Part-Time Base Salary, as applicable, and benefits pursuant to Section 9 hereof to be paid or provided to Executive under this Agreement for one (1) year after the Date of Termination.

                  (c) Disability. The employment by the Company of Executive pursuant to this Agreement may be terminated by written notice to Executive at the option of the Company in the event that (i) Executive becomes unable to perform his normal duties by reason of physical or mental illness or accident for any twelve


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(12) consecutive month period, or (ii) the Company receives written opinions from both a physician for the Company and a physician for Executive that Executive will be so disabled. In the event the employment by the Company of Executive is terminated pursuant to this Section 13(c), Executive shall be entitled to receive (i) all Base Salary or Part-Time Base Salary, as applicable, and benefits to be paid or provided to Executive under this Agreement through the Date of Termination and (ii) the Base Salary or Part-Time Base Salary, as applicable, and benefits pursuant to Section 9 hereof to be paid or provided to Executive for one (1) year after the Date of Termination; provided, however, that amounts payable to Executive under this Section 13(c) shall be reduced by the proceeds of any short- and/or long-term disability payments under the Company plans referred to in Section 9 hereof to which Executive may be entitled during such period.

                  (d) By the Company for Cause. The employment of the Executive pursuant to this Agreement may be terminated by the Company by written notice to Executive ("Notice of Termination") for Cause. In the event the employment by the Company of Executive is terminated pursuant to this Section 13(d), Executive shall be entitled to receive all Base Salary or Part-Time Base Salary, as applicable, and benefits to be paid or provided to Executive under this Agreement through the Date of Termination.

                  (e) By the Company Without Cause. The employment by the Company of Executive pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination to Executive. In the event the employment by the Company of Executive is terminated pursuant to this Section 13(e), Executive shall be entitled to receive (i) all Base Salary or Part-Time Base Salary, as applicable, and benefits to be paid or provided to Executive under this Agreement through the Date of Termination and
(ii) the Base Salary and benefits to be paid or provided to Executive under this Agreement for the remainder of the Term; provided, however, that if employment by the Company of Executive is terminated during the Initial Term pursuant to this Section 13(e), Executive shall be entitled to receive the Part-Time Base Salary and benefits to be paid or provided to Executive under this Agreement during the two years following the Initial Term.

                  Notwithstanding the foregoing and subject to Section 14 hereof, in the event the employment by the Company of Executive is terminated pursuant to this Section 13(e) following a determination, in good faith, by the Company Board after notice to Executive and a reasonable opportunity to cure (not


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less than 30 days), that one or both of the following events has occurred: (i)
Executive has failed to perform his material duties in a reasonably satisfactory manner; or (ii) Executive has breached any material provision of this Agreement, then Executive shall only be entitled to receive all Base Salary or Part-Time Base Salary, as applicable, and benefits to be paid or provided to Executive under this Agreement through the Date of Termination and no more.

                  (f) By Executive for Good Reason. The employment by the Executive pursuant to this Agreement may be terminated by Executive by written notice to the Company of his resignation ("Notice of Resignation") for Good Reason (as defined herein). In the event the employment by the Company of Executive is terminated pursuant to this Section 13(f), Executive shall be entitled to receive (i) all Base Salary or Part-Time Base Salary, as applicable, and benefits to be paid or provided to Executive under this Agreement through the Date of Termination and (ii) the Base Salary and benefits to be paid or provided to Executive under this Agreement for the remainder of the Term; provided, however, that if employment by the Company of Executive is terminated during the Initial Term pursuant to this Section 13(f), Executive shall be entitled to receive the Part-Time Base Salary and benefits to be paid or provided to Executive under this Agreement during the two years following the Initial Term.

                  (g) By Executive Without Good Reason. The employment of Executive by the Company pursuant to this Agreement may be terminated by Executive by delivery of a Notice of Resignation at any time without Good Reason. In the event the employment by the Company of Executive is terminated pursuant to this Section 13(g), Executive shall be entitled to receive all Base Salary or Part-Time Base Salary, as applicable, and benefits to be paid or provided to Executive under this Agreement through the Date of Termination.

                  (h) Change of Control. The employment by the Company of Executive pursuant to this Agreement shall terminate, without any further action required by either the Company or Executive, upon the occurrence of a Change of Control (as defined herein); provided, however, that if in connection with such Change of Control, Executive does not have the right to receive cash or marketable securities with respect to his equity investment in the Company, his options under the Plan and under the Agreement attached as Exhibit C hereto, this Agreement shall not terminate upon such Change of Control but shall become terminable by the Executive at any time within sixty (60) days following such Change of Control. In the event that the employment by the Company of Executive is terminated pursuant


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to this Section 13(h), whether automatically or by Executive, Executive shall be entitled to receive all Base Salary or Part-Time Base Salary, as applicable, and benefits to be paid or provided to Executive under this Agreement through the Date of Termination.

                  (i) Date of Termination. Executive's Date of Termination shall be: (i) if the parties hereto mutually agree to terminate this Agreement pursuant to Section 13(a) hereof, the date designated by the parties in such agreement; (ii) if Executive's employment by the Company is terminated pursuant to Section 13(b), the date of Executive's death; (iii) if Executive's employment by the Company is terminated pursuant to Section 13(c), the last day of the applicable period referred to in Section 13(c)(i) hereof or the date upon which the Company receives written opinions from both a physician for the Company and a physician for Executive referred to in Section 13(c)(ii) hereof; (iv) if Executive's employment by the Company is terminated pursuant to Section 13(d), the date on which a Notice of Termination is given; (v) if Executive's employment by the Company is terminated pursuant to Section 13(e) or 13(g), sixty (60) days after the date the Notice of Termination or Notice of Resignation, as the case may be, is given (provided, that the Company, in its sole discretion may waive all or any part of such 60-day period); (vi) if Executive's employment by the Company is terminated pursuant to Section 13(f), the date on which a Notice of Resignation is given; and (vii) if Executive's employment by the Company is terminated pursuant to Section 13(h), the date of the Change of Control; provided, however, that if Executive terminates the Agreement pursuant to Section 13(h) within sixty (60) days following the Change of Control, the Date of Termination shall be the date on which the Notice of Resignation is given. If, within thirty (30) days after any Notice of Termination is given pursuant to Section 13(c), Executive notifies the Company that a dispute exists concerning Executive's termination, the Date of Termination shall be the date on which the dispute is finally determined in favor of termination of Executive's employment by the Company hereunder, either by mutual written agreement of the parties or by a binding and final arbitration award; provided, however, that Executive's Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and Executive pursues the resolution of such dispute with reasonable diligence.

         14. Arbitration. Notwithstanding any other provision of this Agreement, in the event that this Agreement is terminated following a determination by the Company Board as described in the second paragraph of Section 13(e), the Executive may, by written notice to the Company within ten business days following the delivery of the Notice of Termination to Executive, require to submit such


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determination to binding arbitration pursuant to the rules of the American
Arbitration Association in Philadelphia, Pennsylvania (including reasonable discovery as determined by the arbitrator) and the order of such arbitrator shall be conclusive, final and binding on all parties hereto and may be entered as a judgment in any court having jurisdiction over the parties. In the event that Executive timely requires the Company to submit such determination to arbitration as provided in the immediately preceding sentence and diligently pursues such arbitration, the Company shall continue to pay Executive his Base Salary or Part-Time Base Salary, as applicable, and benefits to be paid or provided to Executive under this Agreement until the earlier of (i) a determination by the arbitrator and (ii) the period provided for payment pursuant to the first paragraph of Section 13(e) hereof; provided, however, that Executive shall promptly repay to the Company all amounts paid to him pursuant to this sentence (including the cost of all benefits provided) in the event that the Executive does not prevail in such arbitration. Executive acknowledges and agrees that in the event that he does not comply with his obligations pursuant to the immediately preceding sentence, the Company may set off such amount against any obligations owed to Executive.

         15. Representations.

                  (a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

                  (b) Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement and that this Agreement is a valid and binding agreement of Executive enforceable against Executive in accordance with its terms.

         16. Successors. This Agreement is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to him hereunder had Executive continued to live, all such amounts, unless otherwise provided herein,


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shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

         17. Non-Competition Covenants.

                  (a) Executive will not, during the Term and for any period during which Executive is receiving payments from the Company pursuant to this Agreement, engage in Competition (as defined herein) with the Company.

                  (b) Without limiting the generality of foregoing, during the Term and for any period during which Executive is receiving payments from the Company pursuant to this Agreement, Executive will not, directly or indirectly, for his benefit or for the benefit of any other person or entity, do any of the following: (i) solicit Restricted Business from any customer doing business with the Company, provided that, after the Termination Date, the restriction set forth in this clause (i) shall be limited to such customers with which the Company has done business during the twelve months immediately preceding the Date of Termination; (ii) solicit Restricted Business from any potential customer of the business of the Company, which has been the subject of a written or oral bid, offer or proposal by the Company, or of substantial preparation by the Company with a view to making such a bid, proposal or offer, provided that, after the Termination Date, the restriction set forth in this clause (ii) shall be limited to such bids, offers and proposals by the Company, in any case, during the three months immediately preceding the Date of Termination; (iii) solicit the employment or services of any person who is employed by or is a consultant to the Company; or (iv) otherwise wrongfully interfere with the business or accounts of the Company, including through the making of any false statements or comments of a defamatory or disparaging nature to third parties regarding the Company or any of its officers, directors, personnel, stockholders, products or services.

                  (c) Notwithstanding the provisions of Sections 17(a) and 17(b), in the event that this Agreement is terminated pursuant to Section 13(h) (whether automatically or by Executive), then the provisions of Sections 17(a) and 17(b) shall remain in effect for a period of two (2) years thereafter.

                  (d) Executive further acknowledges and agrees that due to the uniqueness of his services and the confidential nature of the information he will possess, the covenants set forth in this Section 17 are reasonable and necessary for the protection of the business and goodwill of the Company; and it is the intention of


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the parties hereto that this Section 17 shall be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which such enforcement is sought. Accordingly, without limiting the generality of Section 22 hereof, it is the intention of the parties hereto that if, in the opinion of any court of competent jurisdiction, any provision or clause set forth in this Section 17 is not reasonable in any respect, including, without limitation, with respect to the scope of the time, place or manner restrictions set forth herein, such court shall have the right, power and authority to modify any and all such provisions and clauses as to such court shall appear not unreasonable and to enforce the remainder of this Section 17 as so modified.

         18. Confidentiality Covenant. (a) During the Term and for a period of seven years thereafter, Executive will not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, member, officer, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Company's confidential information, other than in the proper performance of the duties contemplated by the Agreement, or as required by law; provided that, prior to disclosing any of the confidential information required by law, Executive will promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. Executive will return all confidential information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and, in any event, promptly after the termination of his employment for any reason; provided, however, that Executive may retain one copy of such information and may use such information in connection with (i) any dispute with the Company or (ii) any action brought against Executive where such information is relevant. Confidential information does not include any information available to or already in the hands of the public, any information known to Executive prior to the date hereof, any information disclosed to Executive by a third party who is not under a duty of confidentiality with respect to such information, any information independently developed by Executive without the use of confidential information of the Company.

                  (b) Company will not disclose any information concerning the Executive to any person including but not limited to the reason for any termination of employment of the Executive, provided however, that the Company may disclose such information to its insurers as and to the extent they have a need to know such information and provided further that the Company may disclose such information as and to the extent necessary and relevant to any dispute between the


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Company and the Executive and as and to the extent such disclosure or any other disclosure is required by law.

                  19. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement made by the Company not set forth herein with regard to the subject matter or effect of this Agreement or otherwise.

                  20. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

                  21. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service, (iii) mailed postage prepaid by first class mail or (iv) transmitted by facsimile transmitted to the party concerned at the address or telecopier number set forth below:

                  To Executive at:

                           Mr. C. Mickey Skinner
                           6975 Green Tree Drive
                           Naples, Florida 34108

                  with copies to:

                           Maslon Edelman Borman & Brand LLP
                           3300 Norwest Center
                           Minneapolis, MN  55402
                           Attention:  Larry A. Koch



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                  To the Company at:

                           New World Pasta Company
                           100 Crystal A. Drive
                           Hershey, Pennsylvania 17033-0810
                           Attention:  General Counsel

                  with copies to:

                           Joseph, Littlejohn & Levy
                           450 Lexington Avenue
                           New York, New York  10017
                           Facsimile (212) 286-8626
                           Attention: David Y. Ying

                           and

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           One Rodney Square
                           P.O. Box 636
                           Wilmington, Delaware  19899
                           Facsimile (302) 651-3001
                           Attention:  Robert B.  Pincus

                  Such notices shall be effective: (i) in the case of hand deliveries when received; (ii) in the case of an overnight delivery service, on the next business day after being placed in the possession of such delivery service, with delivery charges prepaid; (iii) in the case of mail, seven (7) days after deposit in the postal system, first class mail, postage prepaid; and
(iv) in the case of facsimile notices, when electronic confirmation of receipt is received by the sender. Any party may change its address and telecopy number by written notice to the other given in accordance with this Section 21; provided, however, that such change shall be effective when received.

                  22. Severability. If any provision or clause of this Agreement or the application of any such provision or clause to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision or clause to such person or circumstances other than those to which it is so determined


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to be invalid and unenforceable, shall not be affected thereby, and each provision or clause hereof shall be validated and shall be enforced to the fullest extent permitted by law.

                  23. Survivorship. The respective rights and obligations or the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

                  24. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to it conflicts of law principles.

                  25. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

                  26. Withholding. All payments to Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

                  27. Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other parties, irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

                  28. Counterparts. This Agreement may be executed in counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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         29. Definitions.

                  (a) "Cause" means the determination, in good faith, by the Company Board, after notice to Executive and a reasonable opportunity to cure of no less than 30 days, that one or more of the following events has occurred: (i) any reckless or grossly negligent act by Executive materially injuring the interest, business or reputation of the Company, or any of its parents, subsidiaries or affiliates; (ii) Executive's commission of any felony; or (iii) any misappropriation or embezzlement of the property of the Company, or any of its parents, subsidiaries or affiliates.

                  (b) "Change of Control" includes the occurrence of any of the following events: (i) any "Person" (within the meaning of Section 12(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than New World or its affiliates, becomes a Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (iv) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of January 30, 1999, constitute the Company Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Company Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on January 30, 1999 or whose appointment, election or nomination for election was previously so approved or recommended.


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
                  (c) "Competition" means engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, licensor, trustee, broker, agent, stockholder, member, owner, joint venturer or partner of, or permitting a name to be used in connection with the activities of any other business or organization which engages, directly or through Affiliates it controls, in the Restricted Business, provided that, it will not be a violation for Executive to
(i) become the registered or beneficial owner of up to one percent (1%) of any class or series of the capital stock of a publicly traded corporation that is engaged in Competition or (ii) acquire up to one percent (1%) of any issue of publicly traded debt securities of a corporation that is engaged in Competition, it being understood that Executive may not actively participate in the business of any such corporation, by reason of such ownership or acquisition or otherwise, until such time as this covenant expires.

                  (d) "Good Reason" for termination includes the occurrence of any of following events without the prior consent of Executive: (i) removal of Executive from Executive's then current position; (ii) material reduction by the Company of Executive's then current duties, responsibilities or authority or the assignment to Executive of duties materially inconsistent with his then current position; (iii) relocation of the Company's headquarters to a location more than 25 miles from the greater Harrisburg, Pennsylvania metropolitan area; or (iv) material breach by the Company of Employment Agreement, which breach remains uncured for a period of thirty days after receipt by the Company of written notice from Executive.

                  (e) "Restricted Business" means the manufacturing, distribution, marketing or sale of pasta or egg noodle products or any other business which constitutes more than 10% of the consolidated revenues of the Company during the fiscal year ending immediately prior to any such determination or the Date of Termination, as the case may be.


                            [SIGNATURE PAGE FOLLOWS]


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
                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first above written.


                                            NEW WORLD PASTA COMPANY


                                            By: /s/ John C. Miller
                                                   John C. Miller
                                                   President and Director


                                            EXECUTIVE


                                            By:  /s/ C. Mickey Skinner
                                                    C. Mickey Skinner


                                       17